FOR IMMEDIATE RELEASE

LIGHTBRIDGE AND NORWAY’S IFE SIGN CONTRACT FOR IRRADIATION TESTING
AND RELATED ACTIVITIES AT HALDEN REACTOR

Agreement Is Strategic Milestone Toward Generating Data for Regulatory Approval of
Lightbridge Metallic Nuclear Fuel

MCLEAN, Va., July 9, 2015 -- Lightbridge Corporation (NASDAQ: LTBR) and the Institute for Energy Technology (IFE) of Norway today announced that they have entered into a binding services agreement for irradiation testing of Lightbridge advanced metallic nuclear fuel samples under prototypic commercial reactor operating conditions in IFE’s Halden research reactor, southeast of Oslo.

“Our agreement with IFE completes one of the key critical path milestones we have set for 2015 and represents a major step toward on-schedule, lead test assembly demonstration of Lightbridge’s advanced metallic nuclear fuel in a commercial power reactor in 2020 to 2021,” said President and CEO Seth Grae. “These irradiation tests will generate quantifiable data needed to support licensing of Lightbridge fuel by the U.S. Nuclear Regulatory Commission and ultimate deployment by nuclear utilities in commercial reactors around the world. This contract keeps us well positioned to realize high-margin revenue streams from technology licensing fees and royalties from a growing $25 billion annual global market for nuclear fuel. We have the utmost confidence in IFE expertise and facilities at Halden, which are recognized throughout the nuclear energy industry for excellence.”

“Our collaboration with Lightbridge comes at a time of heightened awareness of the potential role of commercial nuclear energy in addressing the increasing demand for low-carbon base load electricity to mitigate the negative effects of greenhouse gas emissions from fossil fuels, as pointed out by the UN Climate Panel and the International Energy Agency,” said Atle Valseth, IFE Deputy President and Research Director for Nuclear Technology, Physics and Safety. “Contributing to safe operation of nuclear power plants is the objective of the research being performed at the Halden reactor. We are pleased to contribute to the licensing process for safe operation of the Lightbridge fuel. IFE appreciates that Lightbridge will utilize the Halden reactor in this work, which confirms the relevance of our facilities and the competence of our staff. Our staff looks forward to working with Lightbridge on this critical safety demonstration of a promising new fuel design.”

IFE is in the process of applying to the Norwegian authorities for regulatory approval to conduct the experiments for Lightbridge, Valseth added.

The Lightbridge-IFE umbrella services agreement is valid for 10 years and calls for loop irradiation testing of Lightbridge advanced metallic nuclear fuel samples at the Halden reactor under prototypic commercial-reactor operating conditions, according to Andrey Mushakov, Ph.D., Lightbridge Executive Vice President for International Nuclear Operations. Post-irradiation examinations will be conducted at nearby hot cell facilities at Studsvik, Sweden. The project’s pre-irradiation scope includes irradiation-rig mechanical design, detailed neutronic and thermal-hydraulic calculations, and safety analyses with necessary regulatory approvals. The initial phase of irradiation testing is expected to begin in early 2017 and continue for about three years to reach the burnup necessary for insertion of lead test assemblies (LTAs) in a commercial power reactor. The final phase of irradiation testing necessary for batch reloads and full cores operating with a 10% power uprate and a 24-month cycle is expected to take an additional two years and be completed while LTAs have begun operating in the core of a commercial power reactor.

The advantages of Lightbridge's metallic fuel design were confirmed in independent third-party analyses published in 2012 and 2013, Grae said. These reports, which include a peer-reviewed article published in Nuclear Technology, are available for download at http://ir.ltbridge.com/. He said the indicated benefits of Lightbridge’s fuel include:

•	A 1,000°C reduction in average fuel operating temperature, compared to conventional uranium dioxide pellet fuel, resulting in dramatic safety improvements;
•	Improved heat transfer and fluid flow, increased structural strength, and improved performance during transients and accidents;
•	10% more power and longer fuel cycles or up to 17% more power with the same fuel cycle length for existing pressurized water reactors (PWRs);
•	Up to 30% more power with the same fuel cycle length for new build PWRs;
•	Increased revenue and improved profit margins for existing nuclear power units;
•	Lower total levelized cost per kilowatt-hour for new build reactors;
•	Increased competitiveness of nuclear power versus fossil or renewable energy sources;

The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 437 operable civil nuclear reactors in 30 countries around the world, with 65 reactors under construction and 481 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction.

About Lightbridge Corporation
Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important recent milestones achieved by Lightbridge include approval and issuance of key patents by the United States, Australia and South Korea for the Company’s multi-lobed metallic fuel rod design and fuel assemblies. In April 2015, nuclear fuel managers at Dominion Generation (NYSE: D), Duke Energy (NYSE: DUK), Exelon Generation (NYSE: EXC) and Southern Company (NYSE: SO) asked the U.S. Nuclear Regulatory Commission (NRC) to prepare to review Lightbridge’s fuel design, in advance of an expected application in 2017 to use the Company’s fuel in a U.S. reactor as early as 2020 (http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf). The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

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About Institute for Energy Technology (Institutt for energiteknikk)
IFE is an international research foundation for energy and nuclear technology. IFE’s mandate is to undertake research and development, on an ideal basis and for the benefit of society, within the energy and petroleum sector, and to carry out assignments in the field of nuclear technology for the nation. The Institute strives for a more climate friendly energy system based on renewable and CO2-free energy sources. The Halden Reactor Project is a joint undertaking of national organizations in 19 countries sponsoring a jointly financed program under the auspices of the OECD - Nuclear Energy Agency. The reactor runs at a maximum thermal power of 20 MW, providing flexible test conditions. About 30 test rigs are currently installed in the Halden reactor core. The organizations participating in the Halden Project represent a complete cross section of the nuclear community, including licensing and regulatory bodies, vendors, utility industry and research organizations.

Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s and product and service offerings and the expected market for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Gary Sharpe	Viktor A. Wikstrom Jr.
Investor Relations and Corporate Communications	Director of Communication
Lightbridge Corporation	Institute for Energy Technology
1-571-730-1213	+47 915 75 949
gsharpe@ltbridge.com	vaw@ife.no